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                                                                 EXHIBIT 10.19.2

                                 LEASE AMENDMENT

FULCRUM PROPERTIES, L. P. ("Landlord") and FULCRUM DIRECT, INC. ("Tenant") agree

1. Recitals. Landlord and Tenant are parties to a Lease dated August 11, 1995, as amended by a Lease Amendment dated December 29, 1995 (as so amended, the "Lease"). The Premises and the Building, as defined in the Lease, are being expended. Accordingly, Landlord and Tenant wish to amend the Lease in certain respects.

2. Amendments. The definition of "Annual Rent" in Section 1 of the Lease is amended in its entirety to read as follows:

          "Annual Rents means, for the Lease Year beginning on January 1, 1997, $5.00 per Building Square Foot and, for each subsequent Lease Yea_, $5.00 per Building Square Foot multiplied by the lesser of (I) the PPI Increase, if any, or (ii) 1.03.

Exhibit A to the Lease is amended to read in its entirety as follows:

     Commerce Center at Enchanted Hills, Lot lA-1, Block A, as the same is shown and designated on the plat entitled "SUMMARY PLAT, LOT lA-1, BLOCK A, A REPLAT OF LOT 1A IN BLOCK A AND A PORTION OF UNPLATTED LANDS, COMMERCE CENTER AT ENCHANTED HILLS, WITHIN THE UNPLATTED PORTION OF UNIT TWENTY, BEING A PORTION OF SECTION 25, TOWNSHIP 13 NORTH, RANGE 3 EAST, NEW MEXICO PRINCIPAL MERIDIAN, CITY OF RIO PANCHO, SANDOVAL COUNTY, NEW MEXICO", filed in the office of the County Clerk of Sandoval County, New Mexico on September 20, 1996 in Vol. 3, Folio 1528-A, Instrument No. 8294 (Rio Rancho Estates Plat Book No. 9, page 90).

     2. No Other Chances. Priority. Except as expressly provided in this Lease Amendment (this "Amendment") the Lease remains unchanged and in full force and effect. Landlord and Tenant intended that the Lease be prior and superior to the Lease and Purchase Agreement dated as of December 1, 1995 (the "IRB Lease") between the City of Rio Rancho, New Mexico (the "City") and Landlord Notwithstanding provisions in Section 31 of the Lease prohibiting Tenant from taking any action that would result in a violation of the IRB Lease, which prohibition is hereby specifically affirmed by Landlord and Tenant) and the Lease and Purchase Agreement dated as of December 1, 1996 (the "Second IRB Lease") expected to be entered into by the City and Landlord and to survive any termination of the IRB Lease or the Second IRB Lease. Nothing in this Amendment is intended to affect such priority.
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     3.   Effective Date. This Amendment will be effective as of January 1,
l997. This Amendment will have no effect on any period prior to that date.

     4. Binding Effect. This Amendment binds and inures to the benefit of Landlord and Tenant and their respective successors and assigns.

     5. Amendment. This Amendment and the Lease as amended by this Amendment may be amended or modified, or the performance by any party of its obligations under the Lease as amended by this Amendment waived, only in a written instrument duly executed by the party against whom enforcement of such amendment, modification or waiver is sought.

     6. Counterparts. This Amendment may be executed in any number of counterparts, each of which is an original and all of which taken together constitute one instrument. Any party may execute this Amendment by executing any such counterpart.

     7. Governing Law. This Amendment is governed by and is to be construed in accordance with the law of New Mexico applicable to agreements made and to be performed in New Mexico.

     DATED: September 24, 1996.


FULCRUM PROPERTIES L.P.                           FULCRUM DIRECT, INC.

By:   FULCRUM CAPITAL L.P., its general
      partner                                     By:___________________________

      By:     SAB, INC., its general partner


By:____________________________


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